EXHIBIT 99.1

                       AFFILIATE STOCK PURCHASE AGREEMENT

     THIS AFFILIATE STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 1st day of December, 2010, by and between Shan Qiang (the "Seller") and Farm Lands of Guinea Limited, an entity duly formed and existing under the laws of the British Virgin Islands (the "Purchaser") as to 4,500,000 shares, of Kryptic Entertainment Inc. The Purchaser and the Seller may collectively be referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, the Seller is the owner of Four Million Five Hundred Thousand (4,500,000) restricted shares of common stock of Kryptic Entertainment Inc., a corporation duly formed and existing under the laws of the State of Nevada, United States of America (the "Company");

     WHEREAS, the Seller is the owner of Twenty-seven Thousand Five Hundred U.S. Dollars ($27,500) of non-interest bearing debt (the "$27,500 Debt"), payable and made by the Company to Seller; and

     WHEREAS, the Seller proposes to sell to the Purchaser the Four Million Five Hundred Thousand (4,500,000) restricted shares of common stock of the Company currently owned by the Seller (the "Purchased Shares"), on the terms set forth herein.

     In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Purchase and Sale; Pre-purchase Fees; Closing.

     1.1 The Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Purchased Shares and the $27,500 Debt for the aggregate purchase price of Eighty-six Thousand Five Hundred U.S. Dollars ($86,500) if Closing occurs on or before December 31, 2010 and One Hundred and Six Thousand, Five Hundred U.S. Dollars ($106,500) if Closing occurs subsequent to December 31, 2010 but on or before January 31, 2011 (the "Purchase Price"). The full amount of the Purchase Price shall be delivered in U.S. Dollars, by wire transfer to the IOLTA/client trust account established with the Law Offices of Thomas E. Puzzo, PLLC, as follows:

Account Holder Name:    Law Offices of Thomas E. Puzzo, PLLC, IOLTA account
Bank:                   JP Morgan Chase Bank, N.A.
Bank Branch Address:    7512 35th Ave. NE, Seattle, WA 98115, USA
Account #:
ABA#:

SWIFT code:
Bank Telephone:         +1 (206) 461-4676, option 3 (Leona Chin - Brach Manager)

     1.2 Non-refundable $50,000 fee; Refundable $20,000 fee.

     (a) Within two (2) business days of the execution of this Agreement by the Parties, the Purchaser shall pay to the Seller a non-refundable fee of Fifty Thousand U.S. Dollars ($50,000), delivered by wire transfer to Law Offices of Thomas E. Puzzo, PLLC, pursuant to the wire transfer instructions in Section
1.1. The non-refundable $50,000 fee shall be credited towards the Purchase Price. If the Closing in Section 1.3 does not occur by December 31, 2010, Seller may keep the non-refundable $50,000 fee without any obligation to the Purchaser and this Agreement shall terminate; provided, however, if the Seller has caused Closing not to timely occur by the failure to deliver to the Purchaser those items in Sections 1.3(a) and (b), in which case such $50,000 shall be returned to Seller not later than January 7, 2011, and this Agreement shall terminate on January 31, 2011.

     (b) In the event that Closing does not occur by December 31, 2010, Purchaser may extend the term of this Agreement to January 31, 2011, by paying the Seller, on or before December 31, 2010, a refundable fee of Twenty Thousand U.S. Dollars ($20,000), delivered by wire transfer to Law Offices of Thomas E. Puzzo, PLLC, pursuant to the wire transfer instructions in Section 1.1. The refundable $20,000 fee shall be credited towards the Purchase Price. If the Closing in Section 1.3 does not occur by January 31, 2011, Seller shall return the refundable $20,000 fee to Buyer not later than February 7, 2011, and this Agreement shall terminate.

     1.3 Closing. The closing ("Closing") of the transactions contemplated hereby will occur on or about the December 31, 2010 (the "Closing Date"). At the
Closing:

     (a) The Seller shall deliver a certificate(s) representing the Purchased Shares (together with stock powers containing a guaranteed signatures acceptable to the Company's transfer agent to transfer the Purchased Shares) to Buyer, pursuant to written instructions provided by Buyer to Seller;

     (b) The Seller shall tender a written resignation from all offices as an officer and director of the Company, in a form to the satisfaction of Buyer in its sole discretion, and Seller shall have appointed a new director(s) nominated by the Purchaser prior to such resignation;

     (c) The Seller shall tender a non-interest bearing demand note evidencing the $27,500 Debt, payable from the Company to the Seller, and duly endorsed to the Purchaser;

     (d) The Purchaser shall transfer the Purchase Price to the Seller;

     (e) The Purchaser shall have raised not less than Three Million U.S. Dollars ($3,000,000) for the purpose of commencing its business operations, pursuant to that certain Private Placement Memorandum (the "PPM") provided by the Purchaser to Seller on November 12, 2010, and provide evidence that such funds have been received pursuant to subscription or other agreements that have been agreed to in writing by the seller of the securities, as disclosed in the PPM;

     (f) The Purchaser shall have prepared a United States Securities and Exchange Commission (the "Commission") Form 8-K for filing with the Commission by the Company, disclosing the consummation of a merger, share exchange, asset purchase or other business combination transaction whereby the business of Purchaser, as disclosed in the PPM, has been acquired and otherwise transferred to the Company, pursuant to an agreement prepared by the Purchaser. Such Form
8-K shall meet the requirements of the federal securities laws, rules and regulations; and

     (h) The Seller shall deliver all books of account, minute books, agreements and other records of the Company in a complete and correct form. The minute books of the Company shall contain accurate and complete records of all meetings held and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Company with respect to the ownership and operation of the Company.

     2. Representations and Warranties of the Seller.

     2.1 The Seller warrants, covenants and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

     (a) immediately prior to and at the Closing, the Seller shall be the legal and beneficial owner of the Purchased Shares and the $27,500 Debt, and on the Closing Date, the Seller shall transfer to the Purchaser the Purchased Shares free and clear of all liens, security interests, restrictions, covenants, adverse claims or encumbrances of any kind or character;

     (b) the Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby;

     (c) the Seller is, or has been during the past ninety (90) days, an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 405, promulgated under the United States Securities Act of 1933, as amended (the "Securities Act");

     (d) to the best of the knowledge, information and belief of the Seller there are no circumstances that may result in any material adverse effect to the Company or the value of the Purchased Shares that are now in existence or may hereafter arise;

     (e) as of the Closing Date the Seller shall not be indebted to the Company and the Company shall not be indebted to the Seller;

     (f) the Seller does not now, nor will it prior to or on the Closing Date, own, either directly or indirectly, or exercise direction or control over any shares of common stock of the Company other than the Purchased Shares;

     (g) the authorized capital of the Company consists of 75,000,000 shares of common stock, par value $0.001, of which a total of 5,499,000 shares of common stock have been validly issued, are outstanding and are fully paid and non-assessable;

     (h) no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company;

     (i) as of the closing, the liabilities of the Company whether accrued, contingent or otherwise, shall be less than $1,000; and the Seller will pay any outstanding liability of the Company with the Purchase Price

     (j) the Company does not beneficially own, directly or indirectly, shares in any other corporate entity;

     (k) the Company has no substantial assets. The Company's sole asset, aside from its business, is cash in the amount of approximately Six Thousand Seven Hundred Sixty-six Dollars ($6,766), though it is anticipated that any cash in the Company's bank accounts will be depleted by Closing. Said asset is free and clear of any financial encumbrances not disclosed in the financial statements of the Company included in the SEC Reports (as defined below) (the "Financial Statements");

     (l) the Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing;

     (m) the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company;

     (n) the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

     (o) the Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement;

     (p) there are no claims threatened or against or affecting the Seller or the Company nor are there any actions, suits, judgments, proceedings or investigations pending or, threatened against or affecting the Seller or the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental authority or any legal basis for same.

     (q) the Seller is aware of the Company's business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Purchased Shares.

     (r) the Seller is not aware of any material non-public information about the Company;

     (s) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect;

     (t) the Seller was the sole officer and director of the Company at the time the Company issued the Purchased Shares to the Seller, and the Purchased Shares are validly issued, fully paid and non-assessable;

     (u) no person is entitled to receive a broker's fee from the Seller in connection with or as a result of any action taken by the Seller pursuant to this Agreement;

     (v) the Company has filed or caused to be filed (on a timely basis since its inception) all tax returns that are or were required to be filed by it pursuant to applicable all laws, rules and regulations. The Seller has made available to Purchaser copies of all such tax returns relating to taxes filed since inception. The Company has paid all taxes that have or may have become due pursuant to such tax returns or otherwise, or pursuant to any assessment received by the Company; and

     (w) Since the date of the audited financial statements in the Commission Form 10-K of the Company filed with the Commission, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and to the knowledge of the Seller no event has occurred or circumstance exist that may result in such a material adverse change.

     3. Representations and Warranties of the Purchaser.

     3.1 The Purchaser represents and warrants to the Seller that the Purchaser:

     (a) has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

     (b) understands and agrees that offers and sales of any of the Purchased Shares as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Rule 144, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the applicable restricted period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom; and

     (c) is acquiring the Purchased Shares as principal for the Purchaser's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchased Shares.

     3.2 The Purchaser agrees not to engage in hedging transactions with regard to the Purchased Shares except in compliance with the Securities Act.

     4. Indemnification.

     4.1 The Seller hereby agrees to indemnify and hold harmless the Purchaser and the Company against any losses, claims, damages or liabilities to which the Seller or the Company may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon taxes, real property leases or equipment leases payable by or for which the Company has the primary liability; and in particular, any misrepresentation or breach of representations and warranties of the Seller as contained herein. Damages of the Purchaser are not limited to the amount of the Seller received hereunder but will include the Purchaser' or Company's actual cost of any claim and full costs of negotiations and for defence.

     5. Conditions to the Purchaser's Obligations At Closing. The obligations of the Purchaser to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

     5.1 The Seller's obligations under Section 1.3 shall be completed to the satisfaction of the Buyer it its sole discretion;

     5.2 The representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality; and

     5.3 On or before December 21, 2010, the Seller shall have filed with the Commission and mailed a Commission Schedule 14f-1, which Purchaser hereby agrees to prepare and provide. Purchaser agrees that such Schedule 14f-1 shall meet the requirements of the federal securities laws, rules and regulations.

     7. Miscellaneous.

     7.1 The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

     7.2 Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States dollars.

     7.3 There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

     7.4 The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Purchased Shares.

     7.5 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

     7.6 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

     7.7 Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

     7.8 This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

     7.9 Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

     7.10 This Agreement may be executed by fax or scanned e-mail attachment and said fax signatures and/or scanned e-mail attachments shall be deemed original signatures.

     Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

                                       SELLER:

                                       Shan Qiang


                                       /s/ Shan Qiang
                                       ------------------------------------

                                       Shan Qiang

                                       PURCHASER:

                                       FARM LANDS OF GUINEA LIMITED


                                       /s/ M. Keegan Director
                                       ------------------------------------